Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement is made on June 12, 2008 by and between Crdentia Corp, a Delaware Corporation (the “Company”), and Jean Stewart (“Executive”).

1.   POSITION AND RESPONSIBILITIES

Position. Executive is employed by the Company to render services to the Company in the position of Chief Operating Officer. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company. To the extent not inconsistent with the express terms of this Agreement, Executive shall abide by the rules, regulations, and practices for the Company’s senior management as adopted or modified from time to time in the Company’s sole discretion.

Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that interferes with Executive’s duties and responsibilities hereunder or create a conflict of interest with Company.

No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2.   COMPENSATION AND BENEFITS

Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at an annual rate of Two Hundred Twenty Five Thousand Dollars ($225,000) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company; provided, however, that the Company may not reduce Executive’s Base Salary unless the base salaries of all executive employees holding the position of Vice President or above are reduced by the same percentage as Executive’s Base Salary.

Benefits. Executive shall be entitled to three (3) weeks paid vacation per anniversary year to be taken at such time as agreed between the Company and the Executive. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

Stock. 600,000 Shares of Stock Grant or Stock Option as chosen by Executive. Terms and conditions of such as outlined in the separate Stock Agreement.

Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines and it is understood; that at least initially you will commute from Tucson, Arizona to Dallas, Texas.

3.   TERMINATION BY COMPANY

Termination for Cause. The Company may terminate this Agreement for cause. For purposes of this Agreement, “For Cause” shall mean:  (i) Executive is indited for or charged with a felony crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach (if curable) is not cured within thirty days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company (communicated to the Executive by the Company’s President or Chief Executive Officer) that is consistent with the terms of this Agreement, which breach is not cured within thirty days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally, which failure (if curable) is not cured within thirty days after written notice to Executive from Company. Except for the notices required above, the Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement, shall cease.

Termination without Cause. In the event your employment is terminated without cause, the Company shall pay to Executive the Executive’s Annual Base Salary paid in installments (over a 12 month period) in accordance with the Company’s regularly established payroll practices. Executive’s eligibility for severance is conditioned on Executive having first signed a Release Agreement in a mutually satisfactory form. Thereafter all obligations of the Company or its successor under this Agreement, shall cease.

4.   TERMINATION BY EXECUTIVE

At-Will Termination by Executive. Executive may terminate employment with the Company at any time for any reason or no reason at all, upon four weeks’ advance written notice. During such notice period, Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in it’s sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the four week notice period. Thereafter all obligations of the Company, shall cease.

Termination for Good Reason. Executive’s termination shall be for “Good Reason”  if Executive provides written notice to the Company of the Good Reason within thirty days of the event constituting Good Reason and provides the Company with a period of thirty days to cure the event constituting Good Reason and the Company fails to cure the Good Reason within the period. For purposes of this Agreement, “Good

Reason” shall mean any of the following events, if such event is effected by the Company which materially reduces Executive’s level of responsibility; (ii) a reduction in Executive’s Base Salary, except for reductions in accordance with Section 2(a) hereof; (iii) material breach of this Agreement by the Company. In such event Executive may terminate his employment for Good Reason, in which case the Company shall pay the Executive’s Annual Base Salary paid in installments (over a 12 month period) in accordance with the Company’s regularly established payroll practices. Executive’s eligibility for severance is conditioned on Executive and the Company having first signed a Release Agreement in a mutually satisfactory form. Thereafter all obligations of the Company or its successor under this Agreement, shall cease.

5.   TAXES

All amounts payable to Executive under this Agreement (including, without limitation, Executive’s Base Salary and any bonuses and separation pay) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

6.   TERMINATION OBLIGATIONS

Return of Property. Executive agrees that all property (including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company, at the Company’s expense, in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

7.   AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

8.   INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

9.   AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

10.   ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Proprietary Information Agreement). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

11.  EXECUTIVE ACKNOWLEDGEMENT

Executive acknowledges that Executive has had the opportunity to consult legal counsel concerning this agreement, that Executive has read and understands this Agreement, that executive is fully aware of its legal effect, and that Executive has entered into this Agreement freely based on Executive’s own judgment and not on any representations or promises other than those contained in this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CRDENTIA CORPORATION		EXECUTIVE

By:	/S/ John B. Kaiser	By:	/S/ Jean H. Stewart

Name:	John B. Kaiser	Name:	Jean H. Stewart

Title:	CEO	Title:	COO

Date:	June 12, 2008	Date:	June 12, 2008